EXHIBIT 24.1
POWER OF ATTORNEY
     The undersigned, a Director of PLATO Learning, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint each of Michael A. Morache or Robert J. Rueckl, his or her true and lawful attorneys and agents, each with full power and authority (acting alone and without the other) to execute in the name and on behalf of the undersigned as such Director, the Company’s Registration Statement Under the Securities Act of 1933 on Form S-8 and related amendments (including any post-effective amendments) with respect to the registration of an additional 250,000 shares (plus such additional and indeterminable number of shares as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, and similar changes) under the following stock plan:
PLATO Learning, Inc. 1993 Employee Stock Purchase Plan
     The undersigned hereby grants unto such attorneys and agents, and each of them, full power of substitution and revocation in the premises and hereby ratifies and confirms all that such attorneys and agents may do or cause to be done by virtue of these presents.
Dated this 21st day of March, 2007

/s/ Joseph E. Duffy
Joseph E. Duffy

/s/ Ruth L. Greenstein
Ruth L. Greenstein

/s/ Debra A. Janssen
Debra A. Janssen

/s/ Susan E. Knight
Susan E. Knight

/s/ M. Lee Pelton
M. Lee Pelton

/s/ Robert S. Peterkin
Robert S. Peterkin

/s/ J. Ted Sanders
J. Ted Sanders

/s/ Warren Simmons
Warren Simmons

/s/ David W. Smith
David W. Smith